QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Press Release	Source: EarthShell Corporation

EarthShell Corporation Announces Third Quarter 2002 Results

Wednesday October 30, 4:14 pm ET

SANTA BARBARA, Calif.—(BUSINESS WIRE)—Oct. 30, 2002—EarthShell® Corporation (Nasdaq: ERTH—News), innovators of food service packaging designed with the environment in mind, announced today preliminary third quarter 2002 financial and operating results for the period ended September 30, 2002.

Preliminary net loss for the third quarter was $4.8 million, or $0.03 cents per share on approximately 139 million shares outstanding. This compares to a net loss of $10.6 million, or $0.09 cents per share on approximately 114 million shares outstanding in the third quarter of 2001, and a loss of $7.2 million, or $0.05 cents per share on approximately 134 million shares outstanding reported in the second quarter of 2002. These preliminary results exclude a one-time charge of $1.0 to $2.0 million in the third quarter to write-off development costs or impairment charges relating to manufacturing equipment, which is being finalized with the Company's operating partner.

Cash used for operations during the third quarter was $3.7 million, a decrease of $3.4 million compared to the second quarter at $7.1 million. Capital expenditures in the third quarter totaled approximately $1.0 million related primarily to the installation of the manufacturing line in Goettingen, Germany.

At September 30, the Company had $2.0 million in short term debt and $12.7 million in cash and cash equivalents, of which, $3.5 million is restricted for future manufacturing equipment purchases and $9.0 million is part of the proceeds of a convertible debenture which are subject to certain restrictions. During the third quarter, the Company sold 5.7 million shares of its common stock to raise $4.0 million in cash for its operations. Subsequent to September 30, the Company increased short-term debt by approximately $1.0 million.

EarthShell will host a conference call and webcast to discuss its third quarter 2002 results today at 2:00pm Pacific Time, 5:00pm Eastern Time. The live audio webcast and replay can be accessed by going to investor.earthshell.com.

EarthShell Corporation is engaged in the licensing and commercialization of proprietary composite material technology for the manufacture of foodservice disposable packaging, including cups, plates, bowls, hinged-lid containers, and sandwich wraps. In addition to certain environmental characteristics, EarthShell Packaging is designed to be cost and performance competitive compared to other foodservice packaging materials.

For more information, please visit our website at www.earthshell.com.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties of other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recent Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.

Contact:

EarthShell Corporation
Media Inquiries:
Cindy Eikenberg, 410/847-9420
Investor Inquiries:
Scott Houston, 805/897-2299 or 866/438-3784
 www.earthshell.com

        or

Euro RSCG Middleberg
Media Inquiries:
Greg Kalish, 212/699-2635
 earthshell@middleberg.com

QuickLinks

EarthShell Corporation Announces Third Quarter 2002 Results